Exhibit 4.7

CAPITAL SECURITY CERTIFICATE

[FACE OF SECURITY]

Certificate Number	Number of Capital Securities
1	15,000

Certificate Evidencing Capital Securities

of

Yardville Capital Trust II

9.50% Series B Capital Securities

(liquidation amount $1,000 per Capital Security)

Yardville Capital Trust II, a statutory business trust formed under the laws of the State of Delaware (the “Trust”), hereby certifies that Amboy National Bank (the “Holder”) is the registered owner of 15,000 securities of the Trust representing undivided beneficial interests in the assets of the Trust designated the 9.50% Series B Capital Securities (liquidation amount $1,000 per Capital Security) (the “Capital Securities”). The Capital Securities are transferable on the books and records of the Trust, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designation, rights, privileges, restrictions, preferences and other terms and provisions of the Capital Securities represented hereby are issued and shall in all respects be subject to the provisions of the Amended and Restated Declaration of Trust of the Trust dated as of June 23, 2000, as the same may be amended from time to time (the “Declaration”), including the designation of the terms of the Capital Securities as set forth in Annex I to the Declaration. Capitalized terms used but not defined herein shall have the meaning given them in the Declaration. The Sponsor will provide a copy of the Declaration, the Capital Securities Guarantee and the Indenture to a Holder without charge upon written request to the Trust at its principal place of business.

Upon receipt of this certificate, the Holder is bound by the Declaration and is entitled to the benefits thereunder and to the benefits of the Capital Securities Guarantee to the extent provided therein.

By acceptance, the Holder agrees to treat, for United States federal income tax purposes, the Debentures as indebtedness and the Capital Securities as evidence of indirect beneficial ownership in the Debentures.

IN WITNESS WHEREOF, the Trust has executed this certificate this          day of                 , 2008.

YARDVILLE CAPITAL TRUST II

By:
Name: Title:

PROPERTY TRUSTEES CERTIFICATE OF AUTHENTICATION

This is one of the Capital Securities referred to in the within-mentioned Declaration.

Attest:

By:
Name: Title:

[REVERSE OF SECURITY]

Distributions payable on each Capital Security will be fixed at a rate per annum of 9.50% (the “Coupon Rate”) of the liquidation amount of $1,000 per Capital Security, such rate being the rate of interest payable on the Debentures to be held by the Property Trustee. Distributions in arrears for more than one semi-annual period will bear interest thereon compounded semi-annually at the Coupon Rate (to the extent permitted by applicable law). Pursuant to the Registration Rights Agreement, in certain limited circumstances the Sponsor will be required to pay Liquidated Damages (as defined in the Registration Rights Agreement) with respect to the Debentures. The term “Distributions”, as used herein, includes such cash distributions and any such interest and such Liquidated Damages payable unless otherwise stated. A Distribution is payable only to the extent that payments are made in respect of the Debentures held by the Property Trustee and to the extent the Property Trustee has funds on hand legally available therefor. Distributions on the Capital Securities will be cumulative, will accumulate from the most recent date to which Distributions have been paid or, if no Distributions have been paid, from [            ] and will be payable semi-annually in arrears, on December 1 and June 1 of each year, commencing on June 1, 2008, except as otherwise described below. The record dates will be the fifteenth day of the month preceding the month in which the relevant Distribution Date falls. Distributions will be computed on the basis of a 360-day year consisting of twelve 30-day months and, for any period less than a full calendar month, the number of days elapsed in such month. As long as no Event of Default has occurred and is continuing under the Indenture, the Sponsor has the right under the Indenture to defer payments of interest by extending the interest payment period at any time and from time to time on the Debentures for a period not exceeding 10 consecutive calendar semi-annual periods, including the first such semi-annual period during such extension period (each an “Extension Period”), provided that no Extension Period shall extend beyond the Maturity Date of the Debentures. As a consequence of such deferral, Distributions will also be deferred. Despite such deferral, semi-annual Distributions will continue to accumulate with interest thereon (to the extent permitted by applicable law, but not at a rate exceeding the rate of interest then accruing on the Debentures) at the Coupon Rate compounded semi-annually during any such Extension Period. Prior to the termination of any such Extension Period, the Sponsor may further defer payments of interest by further extending such Extension Period; provided that such Extension Period, together with all such previous and further extensions within such Extension Period, may not exceed 10 consecutive semi-annual periods, including the first semi-annual period during such Extension Period, or extend beyond the Maturity Date of the Debentures. Payments of accumulated Distributions will be payable to Holders as they appear on the books and records of the Trust on the first record date after the end of the Extension Period. Upon the termination of any Extension Period and the payment of all amounts then due, the Sponsor may commence a new Extension Period, subject to the above requirements.

Subject to the prior obtaining of any regulatory approval then required and to certain other conditions set forth in the Declaration and the Indenture, the Property Trustee may, at the direction of the Sponsor, at any time dissolve the Trust and cause the Debentures to be distributed to the holders of the Securities in liquidation of the Trust or, simultaneous with any redemption of the Debentures, cause a Like Amount of the Securities to be redeemed by the Trust.

The Capital Securities shall be governed by, and construed in accordance with, the laws of the State of Delaware (without regard to conflict of laws principles that would call for the application of the substantive law of any jurisdiction other than the State of Delaware).

The Capital Securities shall be redeemable as provided in the Declaration.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers this Capital Security Certificate to:

(Insert assignees social security or tax identification number)

(Insert address and zip code of assignee)

and irrevocably appoints

______________________________________________________________ agent to transfer this Capital Security Certificate on the books of the Trust. The agent may substitute another to act for him or her.

Date: _________________________

Signature: _____________________

(Sign exactly as your name appears on the other side of this Capital Security Certificate)

Signature Guarantee*: ___________________________

*	Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Registrar, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities and Exchange Act of 1934, as amended.